Exhibit 99.1

Bion Issues 2019 Mid-Year Update and Outlook

August 1, 2019. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology that recovers high-value coproducts from the waste, today released a mid-year update and provided an outlook on the rest of 2019. The report focuses on three key areas:

  Policy and Pennsylvania legislation
  Technology and co-product development
  Kreider 2 and opportunities in the beef industry

The full update can be found on Bion’s website at https://biontech.com/bion-update-and-outlook-august-2019/.

Craig Scott, Bion’s director of communications, stated, “We’ve had an exciting first of half of 2019. The technology trials and piloting have gone very well, with capabilities and efficiencies being closely in line with our expectations. We anticipate further success in our current round of trials in preparation to move forward with projects by the end of 2019.

In Pennsylvania, after a 33-17 victory in the Senate in June, we look forward to the legislators returning from the summer recess so we can finish up in the House. At the break, the legislation was introduced in the House State Government Committee, chaired by Garth Everett, the 2017-18 Chairman of the Chesapeake Bay Commission. With recent statements out of Virginia, Maryland, and the Chesapeake Bay Foundation, real concerns over litigation have sparked a new sense of urgency.

Lastly, Bion’s business model and economics continue to move away from legislative/ policy dependence as we continue to achieve improvements in technology platform efficiencies and associated economics; secure organic certification for our co-products; finalize USDA certification of an environmentally sustainable brand and incorporate blockchain technology to capture value-added pricing by addressing consumer sustainability and food safety concerns. Bion’s mission is to be the leader in providing consumers with sustainable, traceable, third-party verified livestock protein products.”

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Bion provides comprehensive treatment and resource recovery for animal waste from large-scale livestock production facilities. The technology platform achieves dramatic verified reductions in environmental impacts, including nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens in the waste stream, while improving resource and operational efficiencies through the production of valuable coproducts. For more information, see Bion’s website, www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘anticipate’, ‘to be', ‘outlook’ and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct